CONSENT OF IRELAND SAN FILIPPO, LLP,
                     INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
MicroTel International, Inc.

We hereby consent to the incorporation by reference in the Registration Statements of MicroTel International, Inc. on Forms S-8 (Nos. 333-74281, 333-71035, 333-69571, 333-12567, 33-22518, 33-27454, 33-77926, 33-32271 and
33-32771) of our report dated February 4, 1999, with respect to the financial statements of T-Com, LLC as of December 31, 1998, and for the period then ended appearing in Amendment No. 3 to the Current Report on Form 8-K of MicroTel International, Inc. for September 22, 2000.



/s/ IRELAND SAN FILIPPO, LLP

IRELAND SAN FILIPPO, LLP

Palo Alto, California
April 6, 2001